Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement on Form S-3 (No. 333-224476, effective July 6, 2018) of McEwen Mining Inc.,

(2) Registration Statement on Form S-4 (No. 333-226858, effective December 19, 2018)  of McEwen Mining Inc., and

(3) Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, and 333-222609) of McEwen Mining Inc.;

of our report dated June 19, 2019, with respect to the financial statements of Minera Santa Cruz S.A. included in the Amendment to Annual Report (Form 10-K/A) of McEwen Mining Inc. for the year ended December 31, 2018.

City of Buenos Aires, Argentina

June  19, 2019

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Pistrelli, Henry Martin y Asociados S.R.L.
Member of Ernst & Young Global

63695906.2